Exhibit 10.20

CONFIDENCIAL

N.º________________

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

COOPERATION AGREEMENT MADE BY AND BETWEEN PETRÓLEO BRASILEIRO S.A. AND MESOCOAT INC   TO CARRY OUT QUALIFICATION TESTS AND DEVELOPMENT FOR APPLICATION TECHNOLOGY OF CLADDING MATERIALS ON INTERNAL AND EXTERNAL SURFACES OF PIPES.

PETRÓLEO BRASILEIRO S.A. - PETROBRAS, a Brazilian government-controlled company, with headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida República do Chile, 65, Brazil, registered with the Brazilian Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under no. 33.000.167/0001-01, hereinafter referred to as PETROBRAS, herein represented by the Manager of ENGENHARIA/IETEG/ETEG, Mr. Paulo Renato Almeida Cellular, and MESOCOAT INC., at 24112 Rockwell Drive Euclid, Ohio 44117, USA, hereinafter referred to as MESOCOAT, herein represented by its Chief Executive Officer, Mr. Andrew J. Sherman, PETROBRAS and MESOCOAT also herein jointly referred to as PARTIES, or individually referred to as PARTY, execute this COOPERATION AGREEMENT,

WHEREAS

The PARTIES signed a Confidentiality Agreement, as of August 3rd, 2010, with the object of further development and transition to commercialization of advanced cladding materials and respective application techniques;

The PARTIES intend to develop and qualify a process for application of CRA (corrosion resistant alloys) on internal and external surfaces of pipes using plasma arc lamp;

PETROBRAS does not ensure future demands and/or purchases arising out of this COOPERATION AGREEMENT.

ARTICLE ONE - OBJECT

1.1.

The object of this COOPERATION AGREEMENT is the concerted effort of the Parties to develop the technology, which will be approved after lab and field tests, in order to meet the technical specifications established in the Work Plan of Annex 1.

1.2.

The technologic development of this COOPERATION AGREEMENT covers a process for application of CRA (corrosion resistant alloys) on internal and external surfaces of pipes using plasma arc lamp, in compliance with the Work Plan established in Annex 1.

ARTICLE TWO - DUTIES OF THE PARTIES

2.1

Act cooperatively to exchange the information necessary for the fulfillment of the object of the COOPERATION AGREEMENT.

2.2.

Whenever possible and/or authorized by third Parties, grant full access of the other PARTY, by means of their duly accredited technicians, to the information produced and to the facilities where the activities related to this COOPERATION AGREEMENT will be performed.

2.3.

Attend, on the dates and at the locations which shall be agreed by the PARTIES, the meetings for assessments and clarifications of any problem related to this COOPERATION AGREEMENT, by means of their duly registered representatives.

2.4.

Comply, including outsourced staff, with HSE rules, and Occupational Medicine, in the locations where the activities related to this COOPERATION AGREEMENT will be developed.

2.5

Be in charge of the supervision and technical and administrative management of manpower necessary for the performance of this COOPERATION AGREEMENT.

2.6.

Not disclose any data or information on this COOPERATION AGREEMENT, unless with the previous authorization of the other PARTY, exception for the mere communication of its existence.

2.7.

Be full responsible for the compliance with this COOPERATION AGREEMENT, given this responsibility may not be in any way diminished or shared by the possible participation of third parties hired by the PARTIES.

2.8.

Respect the intellectual property rights of the other PARTY or of third parties already existing before the execution of this Cooperation Agreement. Respect the industrial or intellectual property rights of the other party or of third parties; given that the intellectual property rights related to any invention generated under the terms of this agreement, except for the joint and equal Brazilian rights specifically established in item 8.1., shall be property of the company whose employee conceived such invention. If such invention is based on Confidential Information (as defined on the Confidentiality Agreement existing between the parties – Annex 2) of the other party, the other party shall receive joint and equal Brazilian ownership interest in such invention.

ARTICLE THREE – DUTIES OF MESOCOAT

3.1.

Provide PETROBRAS, in any development stage, access to the information directly connected to the object and necessary for the development of this COOPERATION AGREEMENT, which are of their ownership, of their subsidiary or controlled companies, established in Brazil or abroad, or which belong to third parties which do not oppose to the disclosure of such information.

3.2.

Perform again, at their expenses, the works related to the object of this COOPERATION AGREEMENT which were performed in noncompliance with the applicable technical documents and standards.

3.3.

Perform the analysis and risk management related to Health, Safety and Environment.

3.4.

Abide by the schedule of activities and terms established under this COOPERATION AGREEMENT, documenting all stages, by means of partial and final Reports, in accordance with the provisions set forth in the Work Plan (Annex 1).

3.5. Hold PETROBRAS harmless against any claims, in or out-of-court lawsuits, being fully responsible for the infringement of industrial property, trademark and patent rights, as well as trade secrets and other third party rights related to this COOPERATION AGREEMENT.

3.6 - Appoint personnel, suppliers and other manpower to work in the activities of the project.

3.7.

Develop a Check Matrix related to the equipment where the technology will be applied. This Matrix shall be implemented for the clients of PETROBRAS which intend to have it implemented. The cost of this Engineering Service is not included in this Cooperation Agreement, and it shall be the object of a direct agreement between MESOCOAT and the Client.

3.8 - Assume full responsibility for the infringement of industrial property, patent, trademark and trade secret rights and other rights of third parties and be liable in the event of possible future infringement of these rights connected to the technology

ARTICLE FOUR – DUTIES OF PETROBRAS

4.1

Provide data and information necessary for the development of the technology object of this COOPERATION AGREEMENT, as well as appoint personnel, employees and other manpower to work in the activities of this project.

4.2.

Under the conditions established in this COOPERATION AGREEMENT, transfer to MESOCOAT the financial resources established in the Article Six of this COOPERATION AGREEMENT.

4.3

Work in concert with MESOCOAT to arrange the field test conditions which are representative of the operational scenarios.

4.4

Supervise, inspect and audit, at any time, the works performed by MESOCOAT, in order to contribute for the development of the technology.

4.5 – The meetings shall be held at the MESOCOAT facilities as a first option, as they shall be scheduled for the assessment of performance data and the conduction of laboratory tests.

ARTICLE FIVE – STAGES AND MANNER OF PERFORMANCE AND MONITORING

5.1- The activities and goals of this project shall be divided in 2 stages, as defined in Annex 1, where all stages will be detailed.

5.2- The performance and schedule of the activities object of this COOPERATION AGREEMENT are described in Annex 1, which is an integral part of this instrument.

5.3.

The development may be supervised, inspected and audited by PETROBRAS or by any third party contracted by PETROBRAS for this purpose, at any time, before, during and up to 20 (twenty) business  days after the development. In the event PETROBRAS intends to supervise, inspect or audit the Project, PETROBRAS shall communicate with MESOCOAT 20 (twenty) business days in advance, at least, as of the date of the event.

5.4.

For performing any and all step of the inspection or audit of the development of this COOPERATION AGREEMENT, MESOCOAT shall present PETROBRAS, or a third party contracted by PETROBRAS, the necessary drawings and documents.

5.5.

The approval of drawings and documents, performed by PETROBRAS or a third party contracted by PETROBRAS for this purpose, does not exempt MESOCOAT from the responsibility of acting in compliance with the requirements specified herein.

5.6.

PETROBRAS reserves the right to reject items or stages, in whole or in part, whenever they are noncompliant with the COOPERATION AGREEMENT and its Annexes.

5.7.

MESOCOAT shall communicate with PETROBRAS 20 (twenty) business days in advance, at least, as of the date in which the specimens will be available for the performance of the short duration tests in laboratory. The beginning of the tests shall occur on the day following to the arrival of PETROBRAS inspector(s) at the location of tests.

5.7.1.

In the cases in which the inspection does not occur due to a fact attributable to MESOCOAT, this shall reimburse PETROBRAS all costs resulting from the inspector’s attendance at its facilities.

5.7.2.

The costs resulting from any new inspection, due to the rejected item or step in noncompliance with the provisions in the COOPERATION AGREEMENT, shall be charged from MESOCOAT.

5.7.3.

If PETROBRAS’ inspector(s) does(do) not arrive on the date scheduled for the performance of the tests, MESOCOAT will be free to conduct the tests as per the schedule previously approved in the communication set forth in the item 5.7. above.

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ARTICLE SIX - FINANCIAL DISBURSEMENT AND TRANSFER

6.1 - PETROBRAS shall make a financial disbursement amounting to *** for the fulfillment of the object of this COOPERATION AGREEMENT.

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2 - The financial disbursement shall be transferred to MESOCOAT, subject to the following:

6.2.1. In the event of the execution of this instrument, the first transfer of 30% of the value described in item 6.1 shall be made;

6.2.2.

The Second transfer shall be made after the approval of the Report of Stage I, amounting to 20 % of the value of item 6.1;

6.2.3. The third transfer shall be made after four months as of the approval of the Report of Stage I, amounting to 30% of the value mentioned in item 6.1;

6.2.4 The fourth and last transfer shall be made after the approval of the Final Report, amounting to 20% of the value of item 6.1;

6.3 Each transfer shall be the object of an exclusive receipt, and supplemental transfers are hereby void, except when an adjustment is applicable, whereupon the corresponding supplemental transfer shall be made, under the terms established in the Adjustment Article.

6.4 The supporting documents of the events shall always set forth the number of this COOPERATION AGREEMENT.

6.5. The transfers shall be made by means of deposit to a specific current account for the project, namely: current account no. ................, of Bank ......................  (code ......), Branch ............ (code ......). The bank deposit voucher shall be valid as settlement of the due amount. (REQUEST THE BANK DATA TO MESOCOAT)

6.6.

Each transfer owed under this COOPERATION AGREEMENT shall be made by PETROBRAS to MESOCOAT in US dollars, within the term of 30 (thirty) calendar days (or the first business day after that), counted as of the closing and approval of the corresponding activity, indicated in item 6.2. and its sub-items.

6.7 MESOCOAT shall indicate, up to eight days after the end of such activity, the receipt corresponding to the transfer value, followed, as the case may be, by the indexes used for the ascertainment of such value, with the statement of calculations, as well as all the documentation requested for the transfer.

6.8

In the cases in which the field qualification tests are closed due to unsatisfying results, PETROBRAS is exempt from the obligation of making the transfers of the installments following to such tests, as established in item 6.2.

6.9

Should MESOCOAT hand in the supporting documents of the events after the established term, the transfer shall be postponed in as many days as the ones corresponding to the delay in the delivery of such documentation.

6.10 - MESOCOAT shall render accounts of the previous transfers in order to receive the subsequent one, including proceeds obtained with financial investments of the resources transferred and temporarily not applied in the object of this Agreement.

6.11 – The transfers shall be released in strict compliance with item 6.2 above, except in the cases described as follows, event in which they shall be retained up to the settlement of the irregularities found:

6.11.1 – whenever there is no proof of proper and regular application of the previous transfer;

6.11.2 – whenever a deviation of the purpose in the application of the transfer is found;

6.11.3 – whenever there are unjustified delays in the fulfillment of stages or phases of the Work Plan (ANNEX no. 1);

6.11.4 – whenever there is default of MESOCOAT related to other articles of this COOPERATION AGREEMENT;

6.11.5 – whenever MESOCOAT fails to adopt the remedies pointed out by PETROBRAS.

ARTICLE SEVEN – ADJUSTMENT

7.1 -

The transfers are fixed and may not be adjusted.

ARTICLE EIGHT – INTELLECTUAL PROPERTY, LICENSE AND ROYALTIES

8.1– The intellectual property resulting from this COOPERATION AGREEMENT shall be the joint property, divided in equal proportions between both Parties in Brazil, as well as in abidance by the intellectual property rights of ownership of each one of the Parties or of third parties before the execution of this COOPERATION AGREEMENT.

8.1.1

The intellectual property rights owned by MESOCOAT before the execution of this COOPRERATION AGREEMENT are attached hereto as Annex 3 and, in any case, shall not be object of co-ownership between the Parties.

8.1.2

MESOCOAT represents that it has an exclusive license of US patent nos.US6174388 and US7220936 (which cover the high density infrared process using a plasma arc lamp) in the field of use of wear and corrosion resistance and is the owner of the design for the Plasma Arc lamp commissioned for this project; and that no other parties have rights to exploit this intellectual property in the field of use of wear and corrosion resistance.

8.1.3 MESOCOAT accepts full responsibility for the use of the Plasma ArcLamp technology, in particular, to the rights of the intellectual property.

8.2.

For the purposes of this COOPERATION AGREEMENT, the patent applications relating to improvements or inventions co-owned by the Parties (as provided for in item 2.8. above), will be filed in Brazil in the names of the co-owners and will be filed abroad in the name of MESOCOAT alone. PETROBRAS undertakes to sign and execute any documents, assignments and waivers required for MESOCOAT to file patent applications in any jurisdictions other than Brazil.

8.2.1– Regarding the Brazilian co-owned patent, PETROBRAS and MESOCOAT shall ensure one another an irrevocable and unrestricted license, free of charge, as well as the respective enjoyment of the intellectual property resulting from this COOPERATION AGREEMENT.

8.2.2 – The license mentioned in the item above includes the option of use, directly by the Party and by its subsidiary and controlled companies. In addition to this, the use by third parties contracted by the Party shall be permitted, provided that the result of the intellectual property is applied in the industrial activities of the Party.

8.3 – Considering the joint property patent described in item 8.1, MESOCOAT, its subsidiaries and assignees, shall receive a full non-exclusive license for practicing, having practiced and for trading the products incorporating such patent, including for local and international competitors of PETROBRAS, subject to the terms of trade described in items 8.4 and 8.7 below.

7.4

– ***

8.4.1

Orders placed by PETROBRAS shall, whenever possible and wherever they take place, have preference over orders placed by other clients subject to any financial assistance that may have been received to build the production facility and the terms under which that financing has been made.

8.4.2

In the event MESOCOAT receive an offer by any third party to finance a production facility outside of Brazil, PETROBRAS shall have 20 (twenty) business days to exercise the right of first refusal to accept the same terms of financing or assistance.

8.5 – It is hereby established that the Parties may grant non-exclusive licenses, in Brazil, for third parties to use the technology object of this COOPERATION AGREEMENT by means of an express and previous authorization of the other holder of the patent and the respective compensation of the Royalties owed, according to item 8.8, and with the exception of the assumption described in article 8.6.

8.6 – With respect to the right of granting licenses for third parties in Brazil made by MESOCOAT, PETROBRAS may use the veto right for such requests for licensing , up to the final term of validity of the Patent. Due to the exercise of the veto right by PETROBRAS, MESOCOAT shall be entitled to one single compensation for the first veto, at the value equivalent to 100% of the corresponding amount of the hindered business, provided that the assumption considered is proven. On other vetoes, there shall be no room for compensation.

8.7 – MESOCOAT shall take reasonable and prudent actions to promote the commercial availability of the product and technology in Brazil, with a price compatible to the market. Should this not occur in reasonable time of at least three years, PETROBRAS may freely license, with no need of previous authorization from MESOCOAT, third parties to produce the material, using the technology in issue, in order to promote the development of suppliers in Brazil.

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 9

8.8   The Parties agree to stipulate the value of royalties at ***% for the net value of licensing, to third parties, of the technology resulting from this Cooperation Agreement.

8.9    In the event of the assignment of the ownership of the patent rights, resulting from this COOPERATION AGREEMENT, preference shall be given to the other Party for the purchase of property portion of ownership, in equal conditions, applying the same rules for licensing, including veto, set forth in item 8.6 above.

8.9.1. The Parties have the right of first refusal to acquire the portion of ownership of the other Party on equal terms and price conditions to those offered to third parties. Such right of first refusal shall be exercised by the Party within thirty (30) days after the receipt of a written notice by the other Party, which shall include the name of the third party and the value and conditions of the transaction..

8.10 - In all protection request forwarded to the proper authorities the names of the claimants of both Interest Parties shall be mentioned, observing item 8.2 above.

8.11 – The Interest Parties shall be responsible for the application for registry of patentable results, for the follow-up of the registry concession procedure, as well as of its maintenance in effect, observing item 8.2 above.

8.11.1 - The expenses of legal protection of the results shall be divided at the proportion of ownership established in item 8.1 above, observing item 8.2 above.

8.12

The PARTIES shall divide, at the proportion of ownership of the intellectual property established in item 8.1, the fees related to any claim or claiming of rights of intellectual property in Brazil, answering, at the same proportion, for the burden that may be supported in consequence of such demands or claims.

ARTICLE NINE - ASSIGNMENT AND TRANSFERENCE

9.1.

The assignment or transference of duties established in this instrument is not permitted, including rights to due transfers or payable in the future, without prior consent of the Parties.

ARTICLE TEN - ANNEXES

10.1.

The annexes of this COOPERATION AGREEMENT are:

Annex 1 – Work Plan***

Annex 2 – Confidentiality Agreement

Annex 3 – Exclusive Intellectual Property

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE ELEVEN – RESPONSIBILITIES

11.1 PETROBRAS and MESOCOAT’s responsibility for damages shall be limited to direct damages, in accordance with the Brazilian Civil Code and applicable legislation, excluded losses of profits and consequential losses, direct damages limited to 100% (one hundred percent) of the total adjusted value of this COOPERATION AGREEMENT.

11.2.

Each one of the Parties shall be fully liable for  damages it causes to third parties, secured the right of redress, as required by law, including third-part practice, in order to undertake right of defense.

11.2.1 – It shall be object of recourse what the third party effectively may acquire in or out of court, plus all incurred expenses, such as legal costs, attorney's fees, out-of-court expenses, among others.

ARTICLE TWELVE - CONFIDENTIALITY

12.1-

The parties have executed a previous Confidentiality Agreement, as of August 3rd, 2010, which now is part of this COOPERATION AGREEMENT in all of its articles, and binds both parties equally. The Confidentiality Agreement is in the Annex 2 of this COOPERATION AGREEMENT.

12.2 -  The Parties are bound on keeping under confidentiality, for the term of 20 (twenty) years, all information that is disclosed to each other, aiming at the execution of the agreement purpose.

12.2.1 -

The Parties, for purposes of confidentiality, is bound by its board of directors, employees, committed parties and representatives in every way.

12.2.2 -

All information obtained by the Parties during the execution of this COOPERATION AGREEMENT, at their facilities or originated from the Parties, even if not directly related to the execution of this COOPERATION AGREEMENT, shall be kept under confidentiality under the terms and conditions of this Article.

12.3– The Parties acknowledges that the technical specifications, for purposes of execution of this COOPERATION AGREEMENT, are not liable of appropriation, being property of each of them.

12.4 - The non-compliance with the confidentiality commitment shall result in:

a) denounce of this COOPERATION AGREEMENT, if in force;

b) under any hypothesis, in responsibility for damages;

12.5 – Only the following hypothesis shall stand as exception for the confidentiality commitment:

a) information proven as known before the negotiations;

b) upon prior and express consent from PETROBRAS regarding the release of confidentiality commitment, manifested as an authorization of highest authority of the body responsible for the COOPERATION AGREEMENT;

c) the information has been proven as knows by another source, legally and legitimately, regardless of this COOPERATION AGREEMENT;

d) legal and/or government determination for knowledge of information, as long as notified forthwith to PETROBRAS, beforehand to the release, and being the defendant required justice secret in its legal  and/or administrative tract.

12.6- The Parties agree that the disclosure of any issue arising out of the implementation of the object of this agreement, by means of publications, reports, meetings and other notices demands prior approval from both parties.

12.7 - The Party shall be consulted in thirty calendar days as of the request receipt, to provide a judgment on the requested disclosure.

12.8 – The consulted Party may, in a justified form, authorize the disclosure partially, or even totally, under the condition that a new wording is adopted by the Parties.

12.9 - A MESOCOAT request shall be handed to PETROBRAS by MESOCOAT’s Technical Coordinator, specially designated by the Cooperation Agreements.

12.10 – Upon request from PETROBRAS, a MESOCOAT technician responsible for the monitoring of services shall be sent forthwith to the Manager, at PETROBRAS sole expenses.

12.11 - The publications, notices or announcements of any type related to the development of services and other activities related to this COOPERATION AGREEMENT shall mention, explicitly, PETROBRAS and MESOCOAT’s interest as entities that promote such activities, with the optional use of their logos.

12.12 -  Should the Parties logos be attached for the purpose above, its internal rules of use shall be observed. The logo standards of each of the Parties shall be sent by electronic means and must be observed by the Parties.

ARTICLE THIRTEEN – TERMINATION AND DENOUNCE

13.1 - This COOPERATION AGREEMET shall be terminated by operation of law after its duration is elapsed should there be no extension, as well as when the fulfillment of its object becomes impossible, or due to mutual consent of the parties, without any compensation, except for the right of rendering of accounts for the values transferred and whose use is not duly proven upon termination of this COOPERATION AGREEMENT.

13.2 – Both parties may, at any time, denounce this COOPERATION AGREEMENT, upon prior notification, whose effects shall be produced within the deadline of 30 (thirty) days as of its receipt.

13.3 – Under any hypothesis, the confidentiality and intellectual property articles are safe, as well as the financial obligations already assumed.

13.4 - In case of termination of this COOPERATION AGREEMENT, MESOCOAT:

13.4.1 – shall render accounts and refund the values whose usage is not proven, under pain of legitimating the passing party and demand them in court;

13.4.2 – shall refund the sums of financial contributions in their possession, including the revenues obtained due to stipulation in item 6.1 and that, although transferred, have not been used or have been used improperly.

13.5.

Upon denounce of the COOPERATION AGREEMENT by initiative of  MESOCOAT, he or she shall be obliged to refund all transfers performed by PETROBRAS, regardless of proven usage, with monetary restatement, besides the materials possibly provided by PETROBRAS or the corresponding value.

13.6.

In case of a breach of any article of this COOPERATION AGREEMENT by MESOCOAT, PETROBRAS, before using  its right to denounce this agreement, shall, within 30 (thirty) days of becoming aware of the breach:

a) stop payment orders of the transfers, until MESOCOAT fulfills completely the article or condition infringed;

b) fix compatible deadline, at its discretion, with the arrangements that should be adopted, in which MESOCOAT shall be obliged to solve the breach.

13.7 There shall be deemed grounds for termination of this COOPERATION AGREEMENT the alteration of the corporate purposes or of MESOCOAT’s company structure which may, at the discretion of PETROBRAS, affect adversely the execution of the COOPERATION AGREEMENT.

13.8.

In the event of termination of this COOPERATION AGREEMENT motivated by MESOCOAT, he or she shall be obliged to repay the value of the transfers already made by PETROBRAS, duly adjusted according to description of Article Eight, besides the materials possible provided by PETROBRAS or the corresponding value.

13.9.

This COOPERATION AGREEMENT may, further to 13.2 be terminated by PETROBRAS, in which event the values corresponding to the part of the activities already performed by MESOCOAT shall be transferred to MESOCOAT.

ARTICLE FOURTEEN - EFFECTIVENESS

14.1.

The period of effectiveness of this COOPERATION AGREEMENT shall be of 18 (eighteen) months, as of its signature, and it may be extended, by means of additive solemnized by the PARTIES.

ARTICLE FIFTEEN – AMENDMENTS TO THE COOPERATION AGREEMENT

15.1.

The PARTIES may mutually agree to amend the COOPERATION AGREEMENT upon execution of an Addendum.

ARTICLE SIXTEEN – PREVAILING LANGUAGE

16.1 – The PARTIES elect as prevailing language the English language in cases of divergences between bilingual contract instruments – in Portuguese/English languages – prevailing the Cooperation Agreement written in English.

ARTICLE SEVENTEEN - VENUE

17.1 – Any controversy, conflict or claim arising out or of any other form related to this COOPERATION AGREEMENT shall be firstly negotiated amicably and in good faith between the PARTIES, aiming at the delivery of a binding agreement formalization for the Parties.

17.2 - Should the negotiations referred to in item 17.1 be frustrated, completely or partially, the Parties undertake to submit to arbitrage any disputes originated from the execution or interpretation of the terms of this COOPERATION AGREEMENT, expressly renouncing to any legal means for the solution of possible existing disputes.

17.2.1 - The Parties may only appeal to Judiciary Courts for purposes of acquisition of preliminary injunctions, preventive procedures or preliminary matters, once there is imminent injury to right.

17.3 – The application and interpretation of this COOPERATION AGREEMENT shall be governed by the Brazilian legislation and its principles, excluding any other laws, by-laws, regulations, orders or precedents of judicial decisions that would demand or would have to give preference for the application of another venue laws.

17.3.1 – The arbitrary judgment based on decision of equity is authorized. (should there be interest in the permission of trial without properly legal fundaments, due to common practice and usual market practices).

17.4 - The arbitrage shall be conducted by the Court of International Arbitration in London, England, (United Kingdom), under the procedure Rules of the London Court of International Arbitration (LCIA) in force at the time the arbitrage starts.

17.4.1 – Any issues not considered in this article or in the procedure rulings of the Court of Arbitration elected in item 17.4 shall be solved based on the Brazilian law of arbitrage in force.

17.5. - PETROBRAS shall name an arbitrator and MESOCOAT shall indicate another one, and both arbitrators thus designated shall indicate a third one to act as Chairman.

17.6. – The official language of arbitrage shall be English and all arbitrators shall be fluent in such language.

17.7. –The arbitrator’s judgment shall be whole, conclusive and binding for all Parties, and he or she may determine attorney’s fees and costs, including those related to the performance and procedure of arbitrage and compensation of the arbitrators, attributing them exclusively to one or, under any proportion, to both parties.

17.8. - The Judgment may be executed by the party in any country, answering to its internal standards regarding the executive matter.

In witness whereof, the PARTIES sign this instrument in two counterparts of equal content and form, jointly with the two witnesses below.

Rio de Janeiro, .....................................

/s/ Paulo Renato Almeida Cellular

____________________________

PETROLEO BRASILIERO S.A.- PETROBRAS

Paulo Renato Almeida Cellular

Engineering Manager of Transportion the Pipeline and Gas

ENGENHARIA/IETEG/ETEG

/s/ Andrew Sherman

___________________________

MESOCOAT Inc.

Andrew J. Sherman

CEO

WITNESSES:

Witness 1: /s/ Jorge Fernando Pereira Coelho

Name:  Jorge Fernando Pereira Coelho

Witness 2:  /s/ Robert H. Miller

Name:  Robert H. Miller